SECURITIES AND EXCHANGE COMMISSION

                    WASHINGTON, D.C.  20549



                         FORM 8-K

                       CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934


DATE OF REPORT (Date of earliest event reported):  July 15, 1997


                  FIRST COMMERCE CORPORATION
     (Exact name of registrant as specified in its charter)


LOUISIANA                    0-7931              72-0701203
(State of               (Commission File       (IRS Employer
incorporation)              Number)            Identification
                                                  Number)



 201 ST. CHARLES AVE., 29TH FLOOR, NEW ORLEANS, LOUISIANA  70170
     (Address of principal executive offices - Zip Code)


Registrant's telephone number, including area code:  (504)623-1371


          210 BARONNE ST., NEW ORLEANS, LOUISIANA  70112
     (Former name or former address, if changed since last report)


 Item 5. Other Events.

    On July 15, 1997, First Commerce Corporation issued the following press release:


                         JULY 15, 1997


CONTACTS:                     MICHAEL A. FLICK (504) 623-1492
                              HOLLY E. HOBSON (504) 623-2917


       FIRST COMMERCE ANNOUNCES SECOND QUARTER EARNINGS


     New Orleans - First Commerce Corporation (NASDAQ - FCOM) announced today that its net income for the second quarter was $32.9 million, or $.81 per fully diluted share. Fully diluted earnings per share were $.76 in 1996's second quarter and $.73 in this year's first quarter.
     The key points of the second quarter results included:
     * Revenues increased 9%, or $12.3 million, from the second quarter of 1996 to 1997's second quarter. The primary reasons for the increase in revenues were loan growth, higher fee income and gains on venture capital securities transactions. When compared to the first quarter's results, revenues grew 4%, principally due to higher noninterest income.
     * Noninterest income was $48.8 million for the second quarter excluding investment securities transactions, a 15% improvement from 1996's second quarter and up 12% from 1997's first quarter. Contributing to this increase was growth of credit card fees in the second quarter, primarily resulting from higher purchase volumes. The venture capital business realized a net gain of $3.0 million from some of the securities in which it invested, also contributing to the rise in noninterest income.
     * Net interest income (FTE) was $98.3 million for the current quarter. The 7% increase from 1996's second quarter was principally caused by loan growth of 20%. Net interest income was up 1% from the first quarter. Funding costs increased again this quarter and partially offset the impact of loan growth. The net interest margin was 4.67% in the second quarter, compared to 4.89% in 1996's second quarter and 4.70% in the first quarter.
     * The provision for loan losses was $14.8 million in the second quarter, up $7.3 million from $7.5 million in 1996's second quarter and $1.6 million higher than the $13.2 million in the first quarter. Net charge-offs in the second quarter were $8.8 million, or .55% of average loans, versus $6.7 million (or .51%) in 1996's second quarter and $13.1 million (or .85%) in the prior quarter. Credit card net charge-offs decreased to $8.7 million this quarter, or 4.16% of average credit card loans, from $9.0 million, or 4.40%, in the prior quarter. Consumer net charge-offs also declined from $4.4 million in the first quarter, or .90% of average consumer loans, to $3.7 million, or .76%, in the second quarter. Credit card and consumer charge-offs were both higher than in 1996's second quarter. Commercial loans had a net recovery this quarter of $3.6 million. The provision exceeded net charge-offs by $6 million in the second quarter, a reflection of both the strong loan growth and the effect of increasing charge-offs during the last twelve months which impacted the experience factor used in the allowance calculation.
     * Operating expense was $82.2 million for the second quarter, up 5% from 1996's second quarter and down 1% from the first quarter. The efficiency ratio declined to 57.02% for the current quarter from 57.97% in 1996's second quarter and 58.70% in this year's first quarter. Careful expense management and the elimination of stock appreciation rights expense continue to contribute to improvements in the efficiency ratio.

     Total loans were $6.5 billion as of June 30, 1997, 20% higher than one year ago and up 5% from March 31. Loan growth continues to be broad-based with the most significant increases in commercial and commercial real estate. Average loans were 20% higher than in 1996's second quarter and up 2% from the first quarter. The average loan growth from the first quarter was strongest in commercial and commercial real estate, with significant commercial loan demand increasing late in the second quarter.
     Average deposits were $7.5 billion in the second quarter, 8% higher than 1996's second quarter and 1% higher than in the first quarter. The growth from 1996's second quarter was principally related to brokered time deposits and public funds.
     Nonperforming assets were $36.7 million at June 30, 1997, or .56% of loans, compared to $36.4 million at March 31, or
 .59% of loans. The allowance for loan losses was $87.7 million, or 1.34% of loans at the end of the quarter, an increase from $81.7 million, or 1.31% of loans, as of March 31. Loans past due 90 days or more not on nonaccrual declined to $28.0 million as of June 30, 1997 from $30.5 million at March
31. Credit card delinquencies declined slightly this quarter. First Commerce began its venture capital business in 1994 to provide companies with capital for growth through expansion or acquisition, satisfying the corporate finance needs that traditional bank lending could not meet. The investments made by First Commerce's venture capital unit to meet these needs are now beginning to result in realizable gains.
     Total assets were $9.3 billion at June 30, 1997, and deposits were $7.7 billion. The leverage ratio was 7.98% at the end of the second quarter.
     First Commerce Corporation is a New Orleans-based bank holding company operating six Louisiana banks in Alexandria, Baton Rouge, Lafayette, Lake Charles, Monroe, and New Orleans.



               FIRST  COMMERCE  CORPORATION  AND  SUBSIDIARIES
                            FINANCIAL HIGHLIGHTS

                                                         Second       Second              Six Months Ended
                                                         Quarter      Quarter                 June 30
  (dollars in thousands, except per share data)          1997         1996                1997         1996
INCOME DATA
  Net interest income                                 $     96,436 $     90,968   $     192,269 $     179,893
  Net interest income (tax equivalent)                $     98,292 $     92,289   $     195,884 $     182,673
  Provision for loan losses                           $     14,775 $      7,465   $      28,000 $      11,290
  Other income (exclusive of securities transactions) $     45,815 $     42,501   $      89,360 $      83,301
  Venture capital securities transactions             $      3,009 $          0   $       3,009 $           0
  Securities transactions                             $        780 $        (84)  $         803 $       1,123
  Operating expense                                   $     82,169 $     78,144   $     165,011 $     157,930
  Operating income                                    $     30,396 $     31,722   $      59,401 $      62,470
  Net income                                          $     32,859 $     31,667   $      61,879 $      63,200

AVERAGE BALANCE SHEET DATA
  Loans                                               $  6,328,964 $  5,277,895   $   6,267,825 $   5,224,210
  Securities                                          $  2,058,183 $  2,197,283   $   2,097,606 $   2,327,340
  Earning assets                                      $  8,444,555 $  7,576,406   $   8,422,517 $   7,638,136
  Total assets                                        $  9,108,807 $  8,284,388   $   9,095,801 $   8,363,538
  Deposits                                            $  7,462,260 $  6,917,697   $   7,417,814 $   6,903,824
  Long-term debt                                      $    340,208 $     85,980   $     298,970 $      86,504
  Stockholders' equity                                $    736,360 $    738,940   $     730,183 $     739,513

PER COMMON SHARE DATA
  Net income - fully diluted                          $       0.81 $       0.76   $        1.54 $        1.51
  Net income - primary                                $       0.83 $       0.79   $        1.57 $        1.58
  Operating income - fully diluted                    $       0.75 $       0.76   $        1.48 $        1.50
  Operating income - primary                          $       0.77 $       0.79   $        1.51 $        1.56
  Book value (end of period)                          $      19.67 $      18.11   $       19.67 $       18.11
  Closing stock price                                 $      44.00 $      35.38   $       44.00 $       35.38
  Cash dividends                                      $       0.40 $       0.35   $        0.80 $        0.70

RATIOS
  Net income as a percent of:
     Average assets                                           1.45%        1.54%           1.37%         1.52%
     Average total equity                                    17.90%       17.24%          17.09%        17.19%
     Average common equity                                   17.90%       17.79%          17.09%        17.81%
  Net interest income (tax equivalent) as
     a percent of average earning assets                      4.67%        4.89%           4.68%         4.80%
  Average loans as a percent of average deposits             84.81%       76.30%          84.50%        75.67%
  Operating expense less other income
     (excluding securities transactions) as a
     percent of average earning assets                        1.73%        1.89%           1.81%         1.96%
  Operating expense as a percent of
     total revenue (tax equivalent and excluding
     securities transactions)                                57.02%       57.97%          57.85%        59.38%
  Allowance for loan losses as a percent of
     loans, at end of period                                  1.34%        1.39%           1.34%         1.39%
  Nonperforming assets as a percent of
     loans plus foreclosed assets, at end of period           0.56%        0.61%           0.56%         0.61%
  Stockholders' equity as a percent
     of total assets, at end of period                        8.17%        8.80%           8.17%         8.80%
  Leverage ratio at end of period                             7.98%        8.65%           7.98%         8.65%




                           SIGNATURE

     Pursuant  to  the  requirements of the Securities Exchange
Act of 1934, the Registrant  has  duly caused this report to be
signed  on  its  behalf  by  the  undersigned   hereunto   duly
authorized.


                         FIRST COMMERCE CORPORATION


                          By:    /s/  Thomas L. Callicutt, Jr.
                             ------------------------------------
                               Thomas L. Callicutt, Jr.
                               Executive Vice President,
                               Controller and
                               Principal Accounting Officer


Dated: July 21, 1997